Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-84064, 333-43573, 333-89307 and 333-109658) of Hospitality Properties Trust of our report dated February 23, 2004, except for Note 11, as to which the date is March 10, 2004, with respect to the consolidated financial statements and schedule of Hospitality Properties Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 10, 2004